EXHIBIT 5.1

February 24, 2026

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attention: Stacy Aqui

Re: Tomi Environmental Solutions, Inc.

Dear Ms. Aqui:

We are providing this opinion as counsel to TOMI Environmental Solutions, Inc., a Florida corporation (the “Company”), with respect to the Company’s issuance and sale of up to 4,043,018 shares (“Common Shares”) of common stock, $0.01 par value (“Common Stock”), pursuant to that certain equity purchase agreement, dated as of November 5, 2025 (the “Purchase Agreement”)  that the Company may sell from time to time to Hudson Global Ventures, LLC (“Hudson Global”), including 52,000 shares of Common Stock to be issued to Hudson Global as commitment fees (the “Commitment Shares” and, together with the Common Shares, the “Shares”).

The Company filed a registration statement on Form S-3 (File No. 333-291563) on November 11, 2025 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) registering the officer and sale of the Shares to Hudson Global, and the Registration Statement became effective on December 8, 2025.

In connection with this opinion letter, we have reviewed (i) the Registration Statement and the prospectus dated December 8, 2025 contained therein (the “Base Prospectus”), as supplemented by the Prospectus Supplement dated December 11, 2025, relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”) filed by the Company with the SEC pursuant to Rule 424(b)(5) under the Securities Act, (ii) a copy of the instruction letter dated February 24, 2026, signed by the Company and relating to the issuance of the Common Shares by the Company (the “Instruction Letter”), and (iii) such other documents and materials as we have deemed relevant for the purposes hereof. We have made no independent investigation regarding the matters contained in the Registration Statement, Prospectus or Instruction Letter and have relied upon the accuracy thereof.

For purposes of this opinion letter, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile, pdf or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

On the basis of the foregoing, we are of the opinion that (A) the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus and the Purchase Agreement, will be validly issued, fully paid and non-assessable; and (B) the offer and sale of the Shares have been registered by the Company under the Securities Act pursuant to the Registration Statement and Prospectus.

The opinion contained herein is limited to the federal securities laws of the United States.

This opinion letter is furnished by us solely for your benefit in connection with the issuance of the Common Shares and may not be relied upon by you for any other purpose or by any other person or entity for any purpose whatsoever.  This opinion letter is not to be quoted in whole or in part or otherwise referred to or used or furnished to any other person, expect as may be required by any governmental authority or pursuant to legal process, without our express written consent.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP